As filed with the Securities and Exchange Commission on April 7, 2017
Registration No. 333‑

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATURAL RESOURCE PARTNERS L.P. NRP FINANCE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware Delaware	35-2164875 46-3569226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1201 Louisiana, 34th Floor Houston, Texas 77002 (713) 751-7507
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Kathryn S. Wilson GP Natural Resource Partners LLC 1201 Louisiana Street, 34th Floor Houston, Texas 77002 (713) 751-7507
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer    ☐            Accelerated filer    ☒
Non-accelerated filer    ☐    (Do not check if a smaller reporting company)        Smaller reporting company    ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Amount of Registration Fee(1)
10.500% Senior Notes due 2022	$345,638,000	100%	$40,060
(1) Calculated in accordance with Rule 457(f) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 7, 2017
Prospectus
NATURAL RESOURCE PARTNERS L.P.
NRP FINANCE CORPORATION
Offer to Exchange
Up to $345,638,000 of
10.500% Senior Notes due 2022
That Have Been Registered Under
The Securities Act of 1933
For
Up to $345,638,000 of
10.500% Senior Notes due 2022
That Have Not Been Registered Under
The Securities Act of 1933

Terms of the New 10.500% Senior Notes due 2022 Offered in the Exchange Offer:

•
The terms of the new notes are identical to the terms of the old notes that were issued on March 2, 2017, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $345,638,000 of our new notes that have been registered under the Securities Act of 1933 and are freely tradable for up to $345,638,000 of our old notes.

•	We will exchange an equal principal amount of new notes for all old notes that you validly tender and do not validly withdraw before the exchange offer expires.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2017, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes.
You should carefully consider the risks set forth under “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                   , 2017.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Natural Resource Partners L.P. at 1201 Louisiana Street, 34th Floor, Houston, Texas 77002. To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the information included in this prospectus and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.
A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents we have incorporated by reference. These statements reflect Natural Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions.
Many of such factors are beyond our ability to control or predict. Please read “Risk Factors” for a better understanding of the various risks and uncertainties that could affect our business and impact the forward-looking statements made in this prospectus. Readers are cautioned not to put undue reliance on forward-looking statements.
Forward-looking statements contained in this prospectus and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

ii

PROSPECTUS SUMMARY
This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents to which we refer you to before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus, the financial and other information included or incorporated by reference in this prospectus, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and the other documents to which we have referred.
As used in this prospectus, unless the context otherwise requires: “we,” “our” and “us” refer to Natural Resource Partners L.P. and, where the context requires, to our subsidiaries. References to “NRP” and “Natural Resource Partners” refer to Natural Resource Partners L.P. only, and not to NRP (Operating) LLC or any of Natural Resource Partners L.P.’s subsidiaries. References to “Opco” refer to NRP (Operating) LLC and its subsidiaries. References to the “issuers” refer to NRP and NRP Finance Corporation, the issuers of the notes.
In this prospectus, we refer to the notes to be issued in the exchange offer as the “new notes” and the notes that were issued on March 2, 2017 as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.”
Our Company
We are a publicly traded Delaware limited partnership formed in 2002. We own, operate, manage and lease a diversified portfolio of mineral properties in the United States, including interests in coal, trona and soda ash, construction aggregates and other natural resources. Our business is organized into three operating segments:
Coal Royalty and Other—consists primarily of coal royalty and coal related transportation and processing assets. Other assets include aggregate royalty, industrial mineral royalty, oil and gas royalty and timber. Our coal reserves are primarily located in Appalachia, the Illinois Basin and the Western United States. Our aggregates and industrial minerals are located in a number of states across the United States. Our oil and gas royalty assets are located in Louisiana.
Soda Ash—consists of our 49% non-controlling equity interest in a trona ore mining operation and soda ash refinery in the Green River Basin, Wyoming. Ciner Resources LP, our operating partner, mines the trona, processes it into soda ash, and distributes the soda ash both domestically and internationally into the glass and chemicals industries. We receive regular quarterly distributions from this business.
VantaCore—consists of our construction materials business that operates hard rock quarries, an underground limestone mine, sand and gravel plants, asphalt plants and marine terminals. VantaCore operates in Pennsylvania, West Virginia, Tennessee, Kentucky and Louisiana.
Our Corporate and Financing segment includes functional corporate departments that do not earn revenues. Costs incurred by these departments include corporate headquarters and overhead, financing, centralized treasury and accounting and other corporate-level activity not specifically allocated to a segment.
Our operations are conducted through Opco, and our operating assets are owned by our subsidiaries. NRP (GP) LP, our general partner, has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, GP Natural Resource Partners LLC, conducts its business and operations, and the Board of Directors and officers of GP Natural Resource Partners LLC make decisions on our behalf. Robertson Coal Management LLC, a limited liability company wholly owned by Corbin J. Robertson, Jr., owns all of the membership interest in GP Natural Resource Partners LLC. Subject to the Investor Rights Agreement with Adena Minerals, LLC (“Adena Minerals”) and the Board Representation and Observation Rights Agreement with certain entities controlled by funds affiliated with The Blackstone Group, L.P. (collectively referred to as “Blackstone”) and affiliates of GoldenTree Asset Management LP (collectively referred to as “GoldenTree”), Mr. Robertson is entitled to nominate eleven directors to the Board of Directors of GP Natural

Resource Partners LLC. Mr. Robertson has delegated the right to nominate two directors, one of whom must be independent, to Adena Minerals, and one director to Blackstone.
The senior executives and other officers who manage NRP are employees of Western Pocahontas Properties Limited Partnership and Quintana Minerals Corporation, companies controlled by Mr. Robertson, and they allocate varying percentages of their time to managing our operations. Neither our general partner, GP Natural Resource Partners LLC, nor any of their affiliates receive any management fee or other compensation in connection with the management of our business, but they are entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.
2017 Recapitalization Transactions
On March 2, 2017, we completed a series of transactions (the “recapitalization transactions”) in order to strengthen our balance sheet, enhance our liquidity and ultimately reposition the partnership for long-term growth, including:

•	the issuance of $250 million of a new class of 12.0% preferred units representing limited partner interests in NRP, together with warrants to purchase common units, to Blackstone and GoldenTree;

•
the exchange of $241 million of our 9.125% Senior Notes due 2018 (the “2018 Notes”) for $241 million of the old notes, and the sale of $105 million of additional old notes in exchange for cash proceeds; and

•	the extension of Opco’s revolving credit facility to April 2020, with commitments thereunder reduced to $180 million.
We used a portion of the proceeds from these transactions to repay Opco’s revolving credit facility in full, redeem $90 million of the outstanding 2018 Notes at a redemption price of 104.563%, plus accrued and unpaid interest to the redemption date of April 3, 2017, and pay all fees and expenses associated with the transactions described above. We will redeem all of the remaining 2018 Notes within 60 days after October 1, 2017 at the then-applicable price and pay all accrued and unpaid interest thereon.
For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”
Principal Executive Offices
We have regional offices through which we conduct our operations, the largest of which is located at 5260 Irwin Road, Huntington, West Virginia 25705 and the telephone number is (304) 522-5757. Our principal executive office is located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002 and our telephone number is (713) 751-7507.

The Exchange Offer
On March 2, 2017, we issued $345,638,000 aggregate principal amount of the old notes. As part of this issuance, we entered into a registration rights agreement with the initial holders of the old notes in which we agreed, among other things, to deliver this prospectus and to use our commercially reasonable efforts to conduct the exchange offer. The following is a summary of the exchange offer.

Old Notes	On March 2, 2017, we issued $345,638,000 aggregate principal amount of 10.500% Senior Notes due 2022.

New Notes
The terms of the new notes are identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933, as amended, or the Securities Act, and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes offered hereby, together with any old notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will have a CUSIP number different from that of any old notes that remain outstanding after the completion of the exchange offer.

Exchange Offer
We are offering to exchange up to $345,638,000 aggregate principal amount of new notes for an equal amount of the old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement that we entered into when we issued the old notes in a transaction exempt from registration under the Securities
Act.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2017, unless we decide to extend it.

Conditions to the Exchange Offer
The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered. Please read “Exchange Offer—Conditions to the
Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes
To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. These procedures for using DTC’s
Automated Tender Offer Program, or ATOP, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC confirms that:

• DTC has received your instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the
Exchange Offer,” “—Procedures for Tendering,” and “Description of
Notes—Book-Entry, Delivery and Form.

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders
You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using DTC’s ATOP procedures before 11:59 p.m., New
York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of
Tenders.”

Acceptance of Old Notes and Delivery of New Notes
If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 11:59 p.m., New York City time, on the expiration date.
We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Old Notes
If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities
Act, except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Consequences.

Exchange Agent
We have appointed Wilmington Trust, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, as well as requests for additional copies of this prospectus or the letter of transmittal, to the exchange agent addressed as follows:

By overnight delivery, courier or hand or certified or registered mail:
Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Workflow Management-5th Floor

By facsimile (for eligible institutions only): (302) 636-4139 Attention: Workflow Management-5th Floor

For information or confirmation by telephone: (302) 636-6470

Terms of the New Notes
The new notes will be identical to the old notes, except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.
The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of Notes.”

Issuers
Natural Resource Partners L.P. and NRP Finance Corporation (together, the “issuers”). NRP Finance Corporation, a Delaware corporation, is a wholly owned subsidiary of Natural Resource Partners L.P. and has no material assets or any liabilities other than as a co-issuer of the notes.

Notes Offered	$345,638,000 principal amount of 10.500% senior notes due 2022.

Maturity Date	March 15, 2022.

Interest Rate	10.500% per year (calculated using a 360-day year).

Interest Payment Date	Each March 15 and September 15, beginning on September 15, 2017.

Ranking
The notes are:
• senior unsecured obligations of the issuers;
• equal in right of payment to all of existing and future senior unsecured debt of the issuers;
• senior in right of payment to any subordinated debt of the issuers;
• effectively subordinated in right of payment to all of our future secured debt of the issuers to the extent of the value of the collateral securing such indebtedness; and
• structurally subordinated in right of payment to all existing and future debt and other liabilities of our subsidiaries, including Opco’s revolving credit facility and each series of Opco’s outstanding senior notes.
None of our subsidiaries currently guarantee the notes. At December 31, 2016, we had $1,138.8 million of outstanding debt and zero additional borrowing capacity on Opco’s revolving credit facility. On a pro forma basis after giving effect to our recapitalization transactions and the application of the net proceeds therefrom to repay the Opco revolving credit facility in full, redeem $90 million of 2018 Notes and pay transaction costs and expenses, our non-guarantor subsidiaries had $903 million of outstanding debt and $180 million in additional borrowing capacity, all of which will be structurally senior to the notes offered hereby.

Guarantees	None currently. Certain subsidiaries may be required to guarantee the notes in the future in limited circumstances. See “Description of Notes—Certain Covenants—Future Subsidiary Guarantees.”

Optional Redemption
We will have the option to redeem the notes, in whole or in part, at any time on or after March 15, 2019 at the redemption prices described in this prospectus under the heading “Description of Notes—Optional
Redemption,” plus any accrued and unpaid interest to the date of redemption. In addition, before March 15, 2019 we may redeem all or any part of the notes at the make-whole price set forth under “Description of
Notes—Optional Redemption.”

Change of Control
If a change of control event occurs, each holder of notes may require the co-issuers to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants
The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• declare or pay any dividend or distribution on, purchase or redeem our units or purchase or redeem subordinated debt;
• make investments;
• incur or guarantee additional indebtedness or issue certain types of equity securities;
• create certain liens;
• enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;
• sell assets;
• consolidate, merge or transfer all or substantially all of our assets;
• engage in transactions with affiliates;
• create unrestricted subsidiaries; and
• enter into certain sale and leaseback transactions.
These covenants are subject to important exceptions and qualifications that are described under “Description of Notes.”
If the notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture, certain covenants will be suspended. See “Description of Notes—Covenant Suspension.”
There can be no assurances that the notes will ever be rated investment grade.

Absence of Established Market for the Notes
There is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system.

Risk Factors
Investment in the new notes involves certain risks. You should carefully consider the risk factors and other cautionary statements contained in this prospectus, including those described under “Risk Factors” beginning on page 10 of this prospectus and the risk factors described under the heading “Risk Factors” included in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus. Also, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.
Ratio of Earnings to Fixed Charges
The following table sets forth NRP’s ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges	4.92	3.46	2.22	*	2.07

* The Partnership's earnings did not cover fixed charges by $263.3 million for the year ended December 31, 2015

These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings included net income from continuing operations before income taxes and equity income, adjusted for: fixed charges and distributed income of NRP's equity method investment. Fixed charges included interest expensed, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expenses. The interest component of rental expense was estimated to equal one-third of such expense, which is considered a reasonable approximation of the interest factor.

RISK FACTORS
Investing in our notes involves risk. Before making an investment decision, you should carefully consider the following risk factors and all of the other information included, or incorporated by reference, in this prospectus or to which we refer you, including the risk factors and other cautionary statements described under the heading “Risk Factors” included in Item 1A of Part I of our Annual Report on Form 10-K for the Year Ended December 31, 2016, which is incorporated herein by reference. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, you could lose all or part of your investment. Please also read “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Investing in the New Notes
If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.
We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.
If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act after the exchange offer is consummated. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.
We are a holding company with no independent operations or assets. Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.
We are a holding company and have no direct operations other than holding the equity interests in Opco and activities directly related thereto. Operations are conducted through Opco and its subsidiaries. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a separate and distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from them and we may be limited in our ability to cause any future joint ventures to distribute their earnings to us. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our leverage and debt service obligations may adversely affect our financial condition, results of operations and business prospects and our ability to make payments on the notes.
As of December 31, 2016, we and our subsidiaries had approximately $1.1 billion of total indebtedness, including the notes. Following the execution of our recapitalization transactions in March 2017 and the application of the net proceeds therefrom to repay the Opco revolving credit facility in full and redeem $90 million of 2018 Notes in April 2017, we and our subsidiaries had approximately $904 million of total indebtedness, including the notes. The terms and conditions governing our indebtedness, including the indentures for our 2018 Notes and the notes, and Opco’s revolving credit facility and senior notes:

•
require us to dedicate a substantial portion of our cash flow from operations to service our existing debt, thereby reducing the cash available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industries in which we operate;

•	increase our vulnerability to economic downturns and adverse developments in our business;

•
limit our ability to access the bank and capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness;

•	place restrictions on our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•	place us at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness;

•	make it more difficult for us to satisfy our obligations under our debt agreements and increase the risk that we may default on our debt obligations; and

•	limit management’s discretion in operating our business.
In addition, Opco’s revolving credit facility and senior notes require us to meet certain leverage and interest coverage ratios.
Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our cash flow will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations, including payment of distributions on our preferred units. If we do not have sufficient funds, we may be required to refinance all or part of our existing debt, including the notes, borrow more money, or sell assets or raise equity at unattractive prices. We are required to make substantial principal repayments each year in connection with Opco’s senior notes, with approximately $81 million due thereunder each year through 2018. While we intend to make these payments using cash from operations, we may not be able to refinance these amounts on terms acceptable to us, if at all. We may not be able to refinance our debt, sell assets, borrow more money or access the bank and capital markets on terms acceptable to us, if at all. Our ability to comply with the financial and other restrictive covenants in our debt agreements will be affected by the levels of cash flow from our operations and future events and circumstances beyond our control. Failure to comply with these covenants would result in an event of default under our indebtedness, and such an event of default could adversely affect our business, financial condition and results of operations.
We distribute all of our available cash to our unitholders after reserves established by our general partner, which may limit the cash available to service the notes or repay them at maturity.
Subject to the limitations on restricted payments contained in the indentures governing the 2018 Notes and the notes, and in Opco’s revolving credit facility and senior notes, we will distribute all of our “available cash” each quarter to our unitholders. “Available cash” is defined in our partnership agreement.

As a result, we may not accumulate significant amounts of cash. These distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.
In the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to any holders of our secured debt and the debt of our subsidiaries.
The notes are our general unsecured senior obligations, and effectively subordinated to any secured debt that we may incur in the future to the extent of the value of the assets securing that debt and to any indebtedness of our subsidiaries. Although we do not currently have secured debt, the indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors.
None of our subsidiaries other than the co-issuer, NRP Finance Corporation, which has no material assets and was formed for the sole purpose of being a co-issuer of the notes, will initially guarantee the notes, and our subsidiaries will only be required to guarantee the notes in the future under certain limited circumstances. As a result, in the event that we are unable to make scheduled payments on the notes, no other entity will have an obligation to make such payments to you. Our subsidiaries have a substantial amount of indebtedness. As of December 31, 2016, on a pro forma basis after giving effect to the recapitalization transactions and the application of the net proceeds therefrom, Opco had an aggregate of approximately $503.0 million in senior notes outstanding, a $1.0 million utility local improvement obligation, and $180.0 million in borrowing capacity under its revolving credit facility. Our subsidiaries may incur additional indebtedness in the future. Our right to receive any assets of our subsidiaries, as an equity holder of such subsidiaries, and the consequent right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of the applicable subsidiaries’ creditors. If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt and any debt of our subsidiaries will be entitled to be paid in full from our assets before any payment may be made with respect to the notes.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under Opco’s revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on Opco’s variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. As of December 31, 2016, if interest rates on this facility increased by 1%, our annual interest expense would increase by approximately $2.1 million.
Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to certain limitations, including under Opco’s revolving credit facility and senior notes and under the indentures for the 2018 Notes and the notes. If new debt is added to our current debt levels, the related risks that we now face could increase. Our level of indebtedness could, for instance, prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.
We may not be able to repurchase the notes upon a change of control.
Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount plus accrued and unpaid interest. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowings under our revolving credit facility or other sources;

•	sales of assets; or

•	sales of equity.
We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes after first repaying any of our senior debt that may exist at the time. In addition, restrictions under our revolving credit facility will not allow such repurchases and additional credit facilities we enter into in the future also may prohibit such repurchases. We cannot assure you that we can obtain waivers from the lenders. Additionally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.
Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by both Standard & Poor’s and Moody’s.
Many of the covenants in the indenture governing the notes will be suspended if the notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay distributions on our common units, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of Notes—Certain Covenants—Covenant Suspension.”
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market for the notes will develop or persist.
The old notes may not be resold by holders thereof unless the old notes are registered or an exemption from the registration requirements of the Securities Act of 1933 is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, that an active trading market for the old notes or the new notes will exist (or persist, if developed), and we will have no obligation to create such a market. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.
The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
On March 2, 2017, pursuant to the Exchange and Purchase Agreement, dated as of February 22, 2017, by and among NRP, NRP Finance Corporation and the holders named therein, we issued (1) $240,638,000 aggregate principal amount of the old notes in exchange for a like aggregate principal amount of 2018 Notes and (2) $105 million aggregate principal amount of old notes for cash consideration.
We issued the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.
In connection with the sale of the old notes, we entered into a registration rights agreement with the initial holders of the old notes. In that agreement, we agreed to use our commercially reasonable efforts to file an exchange offer registration statement after the closing date. Now, to satisfy our obligations under the registration rights agreement, we are offering holders of the old notes who are able to make certain representations described below the opportunity to exchange their old notes for the new notes in the exchange offer. The exchange offer will be open for a period of at least 20 business days. During the exchange offer period, we will exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration date. The new notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the new notes.
For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note, or if no interest has been paid on such old note, from March 2, 2017.
Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any holder of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its old notes in the exchange offer, and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”
The registration rights agreement provides that, in the event the exchange offer is not consummated on or prior to August 29, 2017 (a “Registration Default”), then additional interest shall accrue on the principal amount of the old notes at a rate of 0.50% per annum for the first 90-day period immediately following such date and by an additional 0.50% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 2.00% per annum thereafter, until the earlier of the completion of the exchange offer or until no Registration Default is in effect, at which time the increased interest shall cease to accrue and shall be reduced to the original interest rate of the old notes.
Holders of the old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all old notes validly tendered in accordance with the terms of the exchange offer.
This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement that includes this prospectus.
After consummation of the exchange offer, holders of old notes that are the subject of the exchange offer will have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”
Terms of the Exchange Offer
Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the expiration date. We will issue new notes in a principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
As of the date of this prospectus, $345,638,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.
We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
Expiration Date
The exchange offer will expire at 11:59 p.m., New York City time, on                , 2017, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment
We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion, to:

•	delay accepting for exchange any old notes,

•	extend the exchange offer, or

•	terminate the exchange offer,
by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.
Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change.
Conditions to the Exchange Offer
We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.
In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the issuance of the new notes under the Securities Act.
We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.
These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion prior to the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Procedures for Tendering
In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”
All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program, or ATOP, instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.
By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.
There is no procedure for guaranteed late delivery of the notes.
Determinations Under the Exchange Offer
We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange.
When We Will Issue New Notes
In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged
If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as soon as practicable after the expiration or termination of the exchange offer.
Your Representations to Us
By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	you are not a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 11:59 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.
We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by electronic mail; however, we may make additional solicitation by facsimile, telephone, mail or in person by our officers and regular employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting and legal fees, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
Consequences of Failure to Exchange
If you do not exchange new notes for your old notes under the exchange offer you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the old notes under the Securities Act.
Accounting Treatment
We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Other
Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth NRP’s ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges	4.92	3.46	2.22	*	2.07

* The Partnership's earnings did not cover fixed charges by $263.3 million for the year ended December 31, 2015

These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings included net income from continuing operations before income taxes and equity income, adjusted for: fixed charges and distributed income of NRP's equity method investment. Fixed charges included interest expensed, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expenses. The interest component of rental expense was estimated to equal one-third of such expense, which is considered a reasonable approximation of the interest factor.

DESCRIPTION OF NOTES
We are offering to exchange up to $345,638,000 aggregate principal amount of our new 10.500% senior notes due 2022, which have been registered under the Securities Act, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 10.500% senior notes due 2022, referred to in this prospectus as the “old notes,” that we issued on March 2, 2017 in a transaction not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our registration obligations from this initial sale of the old notes. The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. The old notes and the new notes are collectively referred to in this prospectus as the “notes.” The old notes were issued, and the new notes will be issued, under an Indenture dated as of March 2, 2017 (the “indenture”) among the Issuers and Wilmington Trust, National Association, as trustee (the “Trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).
You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Natural Resource Partners L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to NRP Finance Corporation and the term “Issuers” refers to the Company and Finance Corp. The term “notes” refers to the Issuers’ $345,638,000 aggregate principal amount of our 10.500% Senior Notes due 2022.
The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture, and all references in this description to “Holders” or “noteholders” are to registered holders of notes.
Brief Description of the Notes and Future Subsidiary Guarantees
The Notes
The notes:

•	are general unsecured obligations of the Issuers;

•	are non-recourse to our general partner and its owners;

•	are equal in right of payment with all existing and future Senior Debt of either of the Issuers;

•	are senior in right of payment to all future subordinated Indebtedness of either of the Issuers; and

•
are structurally subordinated to all obligations of any of the Company’s Subsidiaries (other than future subsidiaries that may guarantee the notes as described herein) and effectively subordinated to any secured Indebtedness of the Issuers, to the extent of the value of the collateral securing that Indebtedness. See “Risk Factors—Risks Related to Investing in the New Notes—We are a holding company with no independent operations or assets. Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.”

Future Subsidiary Guarantees
Initially, the notes are not guaranteed by any of our Subsidiaries. In the future, certain of our Restricted Subsidiaries may be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.”
Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be equal in right of payment with all existing and future Senior Debt of that Guarantor;

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•	will be effectively subordinated to all secured Indebtedness of the Guarantor, to the extent of the value of the collateral securing that Indebtedness.
In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries (other than those that become Guarantors), the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of December 31, 2016, our Subsidiaries had total debt of $713.8 million, all of which ranked effectively senior to the notes with respect the assets of those Subsidiaries.
All of our Subsidiaries are “Restricted Subsidiaries” other than BRP LLC, CoVal Leasing Company, LLC and NRP Oil and Gas LLC, each of which is an “Unrestricted Subsidiary.” Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate other Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the indenture and will not guarantee the notes. As of December 31, 2016, our Unrestricted Subsidiaries accounted for approximately 2% of our consolidated total assets.
Principal, Maturity and Interest
On March 2, 2017, the Issuers issued $345,638,000 aggregate principal amount of the notes. The Issuers may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests.” The notes and any additional notes subsequently issued under the indenture, together with any Exchange Notes, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on March 15, 2022.
Interest on the notes accrues at the rate of 10.500% per annum and is payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2017. The Issuers will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1.
Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Additional interest may accrue on the notes as liquidated damages in certain circumstances described under “Exchange Offer—Purpose and Effect of Exchange Offer,” and all references to “interest” in this description include any additional interest that may be payable on the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes
The trustee is acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption (except in the case of a note to be redeemed or repurchased in part, that portion not to be redeemed or repurchased). Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Subsidiary Guarantees
None of our Subsidiaries currently guarantee the notes. In the future, our Restricted Subsidiaries may be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” Any Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be sufficient to prevent the Subsidiary Guarantees from being voided in bankruptcy.
A Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:
(1)    immediately after giving effect to such transaction, no Default or Event of Default exists; and
(2)    either:
(a)    the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or
(b)    such transaction does not violate the “Asset Sales” provisions of the indenture.
The Subsidiary Guarantee of a Guarantor will be released:
(1)    in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture;
(2)    in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition;
(3)    if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)    upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”; or
(5)    at such time as that Guarantor ceases to guarantee any other Indebtedness of the Company under a Credit Facility.
Optional Redemption
At any time prior to March 15, 2019, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.500% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided that:
(1)    at least 65% of the aggregate principal amount of notes issued on the date of the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and
(2)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
On and after March 15, 2019, the Issuers may redeem all or a part of the notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12 month period beginning March 15 of the years indicated below.

On or after	Percentage
2019	105.25%
2020	102.625%
2021 and thereafter	100.000%
Prior to March 15, 2019, the Issuers may on one or more occasions redeem all or part of the notes at a redemption price equal to the sum of:
(1)    the principal amount thereof, plus
(2)    the Make Whole Premium at the redemption date,
plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
Selection and Notice
If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:
(1)    if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or
(2)    if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of global notes, the notes represented thereby will be selected in accordance with DTC’s prescribed method).
No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditioned on the occurrence of one or more events specified in the notice of redemption.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption, subject to satisfaction of any condition precedent specified with respect to such redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.
Mandatory Redemption
Except as set forth below under “—Repurchase at the Option of Holders,” neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a change of control payment (the “Change of Control Payment”) in cash equal to 101% (or at the Company’s option, a greater percentage) of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control, the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
On or before the Change of Control Settlement Date, the Company will, to the extent lawful accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:
(1)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(2)    deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.
On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.
The Credit Agreement and agreements governing other Existing Indebtedness provide that certain change of control events with respect to the Company and the General Partner would constitute a default or require repayment of the debt outstanding thereunder. Any future credit agreements or other agreements relating to indebtedness to which the Company or any Subsidiary becomes a party may contain similar restrictions and provisions. The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice to redeem all outstanding notes has been given pursuant to the indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at either of the Issuers’ option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company (or the third party making the Change of Control Offer in lieu of the Company) purchases all of the notes held by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)    at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(a)    any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability therefor; and
(b)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:
(1)    to repay, redeem or otherwise retire any Indebtedness of Subsidiaries that are not Guarantors;
(2)    repay, redeem or otherwise retire Senior Debt of the Issuers and the Guarantors, including the notes;
(3)    to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;
(4)    to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;
(5)    to make capital expenditures; or
(6)    to acquire other long-term assets that are used or useful in a Permitted Business.
The provisions of clauses (3), (4), (5) or (6) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within the later of 365 days from the receipt of Net Proceeds from the Asset Sale or six months following the date such agreement is entered into.
Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowing or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds then exceeds $25.0 million, within 10 days the Company will make a pro rata offer (an “Asset Sale Offer”) to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated to the purchase of notes, the trustee will select the notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such conflict.
Certain Covenants
Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Company or payable to the Company or a Restricted Subsidiary of the Company);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than in exchange for Equity Interests (other than Disqualified Equity Interests) of the Company);
(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (other than intercompany indebtedness), except a payment of interest or principal within 180 days of the Stated Maturity thereof; or
(4)    make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:
(1)    if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:
(a)    Available Cash with respect to the Company’s preceding fiscal quarter, plus
(b)    100% of the aggregate net proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Equity Interests)) after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Equity Interests) or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity Interests or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus
(d)    the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the date of the indenture (items (b), (c) and (d) being referred to as “Incremental Funds”), minus
(e)    the aggregate amount of Incremental Funds previously expended since the date of the indenture pursuant to this clause (1) and clause (2) below; or
(2)    if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph but including, solely for the purposes of calculating capacity under this clause (2), the amount of any Restricted Payments made under clause (8) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on partnership interests or units of the Company), is less than the sum, without duplication, of:
(a)    $125.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the date of the indenture, plus
(b)    Incremental Funds to the extent not previously expended since the date of the indenture pursuant to this clause (2) or clause (1) above.
The preceding provisions will not prohibit:
(1)    the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;
(2)    to the extent not otherwise expended under the preceding paragraph or applied under clause (8) of this paragraph, the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Equity Interests), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded or deducted from the calculation of Available Cash and Incremental Funds;
(3)    the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;
(4)    the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)    the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or direct or indirect parent of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10.0 million in any calendar year; or
(6)    any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness pursuant to the provisions of such subordinated Indebtedness upon a Change of Control or an Asset Sale after the Company shall have complied with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales,” as the case may be, and repurchased all notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;
(7)    any redemption of Class A PIK Units; or
(8)    provided that the Consolidated Total Leverage Ratio is less than 3.50 to 1.00 at the time of such redemption or repurchase (after giving pro forma effect to such redemption or repurchase), redemptions or repurchases of Preferred Securities in an aggregate amount since the original issuance of the notes not to exceed the sum of (x) $200.0 million plus (y) to the extent not otherwise expended under the preceding paragraph or clause (2) of this paragraph, 100% of the aggregate net proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Equity Interests)) after the date of the indenture as a contribution (other than from a Restricted Subsidiary of the Company) to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Equity Interests and other than Equity Interests sold to a Restricted Subsidiary of the Company), provided that the amount of any such net proceeds referred to in this clause (y) that are utilized for any such purchase or redemption will be excluded or deducted from the calculation of Incremental Funds and, if applicable, Available Cash.
Notwithstanding the foregoing:
(A)    if the Consolidated Total Leverage Ratio is greater than 4.00 to 1.00 at the time of such Restricted Payment (after giving pro forma effect to any Restricted Payment), the Company (i) shall not be permitted to increase the amount of distributions payable per unit on the Company’s publicly traded units above the per unit amount paid in the previous fiscal quarter, with such amount for the fiscal quarter ended December 31, 2016 being $0.45 per unit (adjusted for (1) common unit splits or combinations, (2) dividends on common units payable in the Company’s units or partnership interests or in securities convertible or exchangeable thereto, and (3) any issuances of Company common units for more than 50% below fair market value (as determined in good faith by the Board of Directors) pursuant to a rights offering or similar offering that is made to all, or substantially all, holders of common units of the Company), (ii) shall not be permitted to make more than 50% of the Class A Preferred Unit Distributions (as defined in the Partnership Agreement as in effect on the date of the original issuance of the notes) with respect to the Preferred Securities in the form of cash, and (iii) shall not be permitted to redeem any Class A PIK Units; and
(B)    the Company shall not redeem any Preferred Securities except pursuant to clauses (2), (7) or (8) of the preceding paragraph (and for the avoidance of doubt, shall not be entitled to redeem Preferred Securities pursuant to the provisions of the first paragraph of this covenant).
The amount of all Restricted Payments (other than cash) will be the fair market value, on the date of the Restricted Payment, of the Restricted Payment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the fair market value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date. The fair market value of any Restricted Payment, assets or securities that are required to be valued by this covenant shall be determined in accordance with the definition of that term. For purposes of determining compliance with this “Restricted Payments” covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the clauses (1) through (6) of the second paragraph of this covenant, or is permitted pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) on the date made or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (1) or (2) of the first paragraph of this covenant, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds.
Incurrence of Indebtedness and Issuance of Disqualified Equity Interests
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Equity Interests; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Equity Interests, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity Interests are issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Equity Interests had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Equity Interests described in clause (11) below:
(1)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of $400.0 million and 20.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence;
(2)    the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness under clause (3));
(3)    the incurrence by the Issuers of Indebtedness represented by (a) the notes issued on or about the date of the indenture, (b) the Exchange Notes issued pursuant to any registration rights agreement and (c) any Subsidiary Guarantee;
(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (or Capital Stock of an entity owning such property, plant or equipment), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), does not exceed the greater of (a) $90.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets at the time of incurrence;
(5)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (4) of this paragraph or this clause (5);
(6)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(a)    if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and
(b)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)    the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;
(8)    the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting any one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets”;
(9)    the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(10)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);
(11)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Disqualified Equity Interests; provided, however, that:
(a)    any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Equity Interests being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
(b)    any sale or other transfer of any such Disqualified Equity Interests to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such Disqualified Equity Interests by such Restricted Subsidiary that was not permitted by this clause (11); and
(12)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount then outstanding, not to exceed the greater of (a) $90.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence.
The Company will not incur, and will not permit Finance Corp. or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company, Finance Corp. or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness of a Person will be deemed to be contractually subordinated in right of payment to any other

Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Equity Interests” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.
The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.
Notwithstanding the foregoing,
(a)    the Company and its Restricted Subsidiaries shall not be permitted to incur any Priority Indebtedness (including Acquired Indebtedness but excluding any Indebtedness incurred pursuant to clauses (2) or (5) of the definition of Permitted Debt above) in excess of the greater of (i) $300.0 million and (ii) 15.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence, if the Priority Indebtedness Ratio is greater than 4.00 to 1.00 at the time of such incurrence (and after giving pro forma effect to such Incurrence and the application of the proceeds therefrom); and
(b)    the Non-Guarantor Restricted Subsidiaries shall not be permitted to incur any Indebtedness for borrowed money or incur any Capital Lease Obligations or other debt obligations evidenced by promissory notes or similar instruments (except as provided for in the following sentence and other than Indebtedness incurred pursuant to clauses (2), (5), (6) or (9) (with respect to guarantees of Indebtedness of the Non-Guarantor Restricted Subsidiaries by other Non-Guarantor Restricted Subsidiaries only), of the definition of Permitted Debt above), if the OpCo Leverage Ratio is in excess of 3.00 to 1.00 at the time of such incurrence (and after giving pro forma effect to such incurrence and the application of the proceeds therefrom and assuming that the greater of (i) $150.0 million of Indebtedness (or, if less, at the election of the Issuers, the amount of total lending commitments under the Revolving Credit Agreement and any other pari-passu revolving credit facility) and (ii) the actual amount of Indebtedness outstanding is outstanding under the Revolving Credit Agreement). Notwithstanding the foregoing, the Non-Guarantor Restricted Subsidiaries may at any time incur up to an aggregate of $150.0 million under the Revolving Credit Agreement and incremental, pari-passu revolving credit capacity together which will not exceed $150.0 million (which amount shall be deemed to be incurred under clause (1) of the second paragraph of this covenant), provided, however, that such $150.0 million shall be reduced, on a dollar-for-dollar basis, to the extent the Issuers have made the election in clause (i) of the preceding sentence to calculate capacity using revolving credit facility commitments below $150.0 million (such lower amount, the “Revolver Basket”), and provided, further, that the Revolver Basket may only be increased, up to a maximum Revolver Basket of $150.0, if the OpCo Leverage Ratio at the time of such increase (and after giving pro forma effect to such increase, assuming the Revolver Basket is outstanding) is less than or equal to 3.00 to 1.00.
Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing

Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).
Dividend and Other Payment Restrictions Affecting Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of preferred securities of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on its ability to make dividends or distributions on its Capital Stock for purposes of this covenant;
(2)    make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any other Restricted Subsidiary to other Indebtedness incurred by the Company or any other Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances); or
(3)    transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)    agreements as in effect on the date of the indenture (including the Credit Agreement and instruments governing Existing Indebtedness) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture;
(2)    the indenture, the notes and the Subsidiary Guarantees;
(3)    applicable law;
(4)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;
(5)    Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;
(6)    any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)    Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(8)    Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(9)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, or customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or licenses or leases entered into in the ordinary course of business;
(10)    any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;
(11)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(12)    any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred under the indenture or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors or an officer of the General Partner or Holdco, whose determination shall be conclusive; and
(13)    any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred by the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture, the Credit Agreement or the instruments governing the Existing Indebtedness as they exist on the date of the indenture.
Merger, Consolidation or Sale of Assets
Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:
(1)    either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;
(2)    the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes all the obligations of such Issuer under the notes and the indenture pursuant to a supplemental indenture;
(3)    immediately after such transaction no Default or Event of Default exists;
(4)    in the case of a transaction involving the Company and not Finance Corp., either:

(a)    the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests”; or
(b)    immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; and
(5)    such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture and all conditions precedent therein relating to such transaction have been satisfied.
Notwithstanding the preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:
(1)    the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;
(2)    the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(3)    the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement;
(4)    immediately after such reorganization no Default or Event of Default exists;
(5)        such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law); and
(6)    the Company delivers an officer’s certificate to the trustee to the effect that the foregoing requirements are satisfied.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
(1)    the Affiliate Transaction is on terms that, taken as a whole, are either not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or are otherwise fair to the Company or such Restricted Subsidiary from a financial point of view;
(2)    the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the General Partner or Holdco set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the preceding clause (1) of this covenant and has been approved a majority of the disinterested members of the Board of Directors of the General Partner or Holdco or otherwise approved in accordance with affiliate transaction procedures specified in the Partnership Agreement; and
(3)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150.0 million, the Company uses commercially reasonable efforts (as determined in good faith by the Company) to deliver to the trustee a favorable opinion as to the fairness of such transaction or series or related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)    any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and any payments or awards pursuant thereto;
(2)    transactions between or among any of the Company and its Restricted Subsidiaries;
(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns an Equity Interest in such Person;
(4)    transactions permitted or contemplated by the terms of (a) the Partnership Agreement with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and expense reimbursements, including reimbursement of the General Partner for expenses allocable to the Company or otherwise incurred by the General Partner in connection with the operation of the Company’s business, (b) any other agreements in effect on the date of the indenture, in each case as such agreements are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less favorable to the Company than the agreement so amended or replaced;
(5)    customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company, a Restricted Subsidiary of the Company, the General Partner or Holdco, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;
(6)    sales of Equity Interests (other than Disqualified Equity Interests) to Affiliates of the Company;
(7)    Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;” and
(8)    transactions pursuant to sale, purchase, service or lease agreements or contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts or agreements entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties or otherwise on terms not materially less favorable to the Company and its Restricted Subsidiaries than those that would be available in a transaction with an unrelated third party.

Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the General Partner or Holdco may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If, after the date of the indenture, a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either (a) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or (b) a Permitted Investment, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.
The Board of Directors of the General Partner or Holdco may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.
Additional Subsidiary Guarantees
If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness with respect to which the Company is the primary obligor under a Credit Facility, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under “—Subsidiary Guarantees.”
Business Activities
The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such an extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.
Finance Corp. may not incur Indebtedness unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company or another of its Restricted Subsidiaries, used to acquire outstanding debt securities issued by the Company or another of its Restricted Subsidiaries or used to repay Indebtedness of the Company or another of its Restricted Subsidiaries as permitted under the covenant described about under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.
Reports and other Information Rights
Whether or not required by the Commission, so long as any notes are outstanding, the Company will make publicly available on its website or file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations:
(1)    all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and
(2)    all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports (except to the extent that the Company reasonably determines that such report would not be material to investors in debt securities).
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, and any such Unrestricted Subsidiary is or, taken together with all other Unrestricted Subsidiaries as a whole, would be a Significant Subsidiary, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
In addition, the Issuers and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if principal, premium, if any, and interest have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.
The Company shall conduct a conference call following each fiscal quarter beginning with the quarter ending March 31, 2017, that the Holders and Beneficial Owners of notes may attend to discuss the financial condition and results of operations of the Company and its Restricted Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to the first and third paragraphs of this covenant, at a date and time to be determined by the Company with reasonable advance notice to the trustee, the Holders and the Beneficial Owners of notes; provided that the above requirements will be deemed satisfied if the Company holds a conference call open to the public to discuss the financial condition and results of operations of the Company and its Restricted Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to the first and third paragraphs of this covenant.
Covenant Suspension
If at any time (a) the rating assigned to the notes by both S&P and Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing under the indenture, then upon notice to the Trustee, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Asset Sales” and the following provisions of the indenture described above under the caption “—Certain Covenants”:
“—Restricted Payments,”
“—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests,”
“—Dividend and Other Payment Restrictions Affecting Subsidiaries,” and
“—Transactions with Affiliates,”
(collectively, the “Suspended Covenants”).

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control,” and the following provisions of the indenture described above under the caption “—Certain Covenants”:
“—Liens,”
“—Merger, Consolidation or Sale of Assets” (other than the financial test set forth in clause (4) of such covenant),
“—Designation of Restricted and Unrestricted Subsidiaries,”
“—Additional Subsidiary Guarantees,” and
“—Reports and other Information Rights.”
If at any time the notes’ credit rating is downgraded from an Investment Grade Rating by Moody’s or S&P, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the notes subsequently attain an Investment Grade Rating by both S&P and Moody’s and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating by both S&P and Moody’s); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”
On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests” or one of the clauses set forth in the second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests,” such Indebtedness will be deemed to have been outstanding on the date of original issuance of the notes, so that it is classified under clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect since the date of original issuance of the notes and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period may reduce the amount available to be made as Restricted Payments under the first paragraph of “—Restricted Payments.”
During any period when the Suspended Covenants are suspended, the Board of Directors of the General Partner may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the indenture.
There can be no assurance that the notes will ever be assigned or maintain an Investment Grade Rating.
Ratings
The Company shall use commercially reasonable efforts to obtain and maintain credit ratings on the notes by both S&P and Moody’s.

Redemption of Remaining 2013 Notes and Use of Proceeds
The Issuers will use a portion of the net proceeds from the sale of notes issued on the date of original issuance of the notes under the indenture and the issuance and sale of Preferred Securities to redeem and cancel at least $90.0 million in principal amount of 2013 Notes in accordance with the terms of the 2013 Indenture not later than 60 days after the date of original issuance of the notes. In addition, the Issuers will redeem and cancel any and all 2013 Notes that remain outstanding following such redemption not later than 60 days after October 1, 2017.
Events of Default and Remedies
Each of the following is an “Event of Default”:
(1)    default for 30 days in the payment when due of interest on the notes;
(2)    default in payment when due (at final maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;
(3)    failure by the Issuers to comply with any obligation to purchase or offer to purchase notes as described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Change of Control” or to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;
(4)    failure by the Company for 60 days (or 120 days with respect to the covenant described under “—Certain Covenants—Reports”) after notice to comply with any of the other agreements in the indenture;
(5)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
(a)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or
(b)    results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; provided that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
(6)    failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;
(7)    except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and
(8)    certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.
In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.
The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes.
The Issuers are required to deliver to the trustee annually an officers’ certificate regarding compliance with the indenture. Upon any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner
Neither the General Partner nor any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner, Holdco or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Legal Defeasance and Covenant Defeasance
The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:
(1)    the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;
(2)    the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)    the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and
(4)    the “Legal Defeasance” provisions of the indenture.
In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)        the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;
(2)    in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:
(a)    the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)    since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(6)    the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and
(7)    the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):
(1)    reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than notice provisions or provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);
(3)    reduce the rate of or change the time for payment of interest, including default interest, on any note;
(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);
(5)    make any note payable in currency other than that stated in the notes;
(6)    make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);
(7)    waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);
(8)    release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or
(9)    make any change in the preceding amendment, supplement and waiver provisions.
Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:
(1)    to cure any ambiguity, defect or inconsistency;
(2)    to provide for uncertificated notes in addition to or in place of notes in registered, certificated form (“Certificated Notes”);
(3)    to provide for the assumption of an Issuer’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;
(4)    to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;
(5)    to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;
(6)    to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;
(7)    to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(8)    to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
(9)    to provide for the reorganization of the Company as any other form of entity in accordance with the second paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets”; or
(10)    to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:
(1)    either:
(a)    all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or
(b)    all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption (provided that if such redemption is made as provided in the last paragraph under “—Optional Redemption,” (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Make Whole Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Make Whole Premium as determined by such date);
(2)    the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and
(3)    the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or on the redemption date, as the case may be.
In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
The Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee is required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.
Governing Law
The indenture and the notes are, and the Subsidiary Guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.
Additional Information
Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Natural Resource Partners L.P. at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002, Attention: Chief Financial Officer.
Book-Entry, Delivery and Form
Except as set forth below, the new notes will be issued in registered, global form (the “Global Notes”).
The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised the Issuers that, pursuant to procedures established by it:
(1)    upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial holders with portions of the principal amount of the Global Notes; and
(2)    ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of a beneficial interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of an Issuer or the trustee has or will have any responsibility or liability for:
(1)    any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)    any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:
(1)    DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Issuers fail to appoint a successor depositary within 90 days; or
(2)    there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note (except in the limited circumstances provided in the indenture).
Same-Day Settlement and Payment
The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s same-day funds settlement system, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“2013 Indenture” means the indenture, dated as of September 18, 2013, among the Issuers and the trustee.
“2013 Notes” means the 9.125% Senior Notes due 2018 issued under the 2013 Indenture.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will deem such Person to be controlled by the other Person; and provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Asset Sale” means:
(1)    the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Sale and Leaseback Transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and
(2)    the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:
(1)    any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $20.0 million;
(2)    a transfer of assets between or among any of the Company and its Restricted Subsidiaries;
(3)    an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary of the Company;

(4)    the disposition of equipment, inventory, accounts receivable, Hydrocarbons or other assets in the ordinary course of business;
(5)    the disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;
(6)    a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments” or a Permitted Investment;
(7)    any trade or exchange by the Company or any Restricted Subsidiary of the Company of properties or assets for properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions described above under the caption “Repurchase at the Option of Holders—Asset Sales”;
(8)    the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “Certain Covenants—Liens”;
(9)    dispositions in connection with Permitted Liens;
(10)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(11)    the abandonment, farmout, lease or sublease of developed or undeveloped coal or other Hydrocarbon or mineral reserves or properties in the ordinary course of business;
(12)    the sale or transfer (whether or not in the ordinary course of business) of any coal, oil and gas or mineral property or interest to which no proven and probable reserves are attributable at the time of such sale or transfer; and
(13)    the grant in the ordinary course of business of any non-exclusive license or sublicensees of patents, trademarks, registrations therefor and other similar intellectual property.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such Sale and Leaseback Transaction constitutes a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;
(3)    with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.
“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas or the place of payment are authorized or required by law to remain closed.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the indenture will be deemed not to represent a Capital Lease Obligation.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means:
(1)    United States dollars;
(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;
(3)    certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and
(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” other than a Qualifying Owner (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;
(2)    the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company;
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualifying Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or the Company, measured by voting power rather than the number of shares, units or the like, which occurrence is followed by a Rating Decline within 90 days thereof; or
(4)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualifying Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdco, measured by voting power rather than number or percentage of membership interests, at a time when Holdco Beneficially Owns more than 50% of the Voting Stock of the General Partner or the Company, measured by voting power rather than number or percentage of membership interests, which occurrence is followed by a Rating Decline within 90 days thereof.
Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange, the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own, in the aggregate, more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” excluding any Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Class A PIK Units” shall have the meaning assigned to such term in the Partnership Agreement as in effect on the date of original issuance of the notes.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:
(1)    an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
(4)    depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(5)    unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus
(6)    all extraordinary, unusual or non-recurring items of loss or expense, to the extent such items were deducted in computing such Consolidated Net Income; minus
(7)    non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated EBITDA” means, Consolidated EBITDA as defined in the Partnership as in effect on the date of original issuance of the notes.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:
(1)    the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of such specified Person;
(2)    the Net Income of any Restricted Subsidiary of such specified Person that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members except to the extent of the amount of dividends or distributions paid in cash to the Issuers or any Restricted Subsidiary;
(3)    the cumulative effect of a change in accounting principles will be excluded;
(4)    unrealized losses and gains for such period under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 815, will be excluded; and
(5)    any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity (including premiums or penalties paid to counterparties in connection with the breakage, termination or unwinding of Hedging Obligations) will be excluded.
“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP minus the sum of: (a) all current liabilities reflected in such balance sheet (other than current maturities of long term debt) and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments.
“Consolidated Total Leverage Ratio” means, as at any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made to (2) the Company’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Credit Agreement” means the Revolving Credit Agreement.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, loan agreements or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, in each case other than in exchange for Equity Interests (other than Disqualified Equity Interests) of the Company. Notwithstanding the preceding sentence, any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders of the Equity Interest have the right to require the Company to repurchase or redeem such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide that the Company may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “Certain Covenants—Restricted Payments.”
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any public or private sale of Capital Stock (other than a Disqualified Equity Interest) made for cash on a primary basis by the Company after the date of the indenture.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Notes” means the notes issued in an Exchange Offer pursuant to the indenture.
“Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.
“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Agreement which is considered incurred under clause (1) of the second paragraph under the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests” and other than intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.
The term “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the General Partner in the case of amounts of $50.0 million or more and otherwise by an officer of the General Partner.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Obligation applicable to such Indebtedness, but if the remaining term of such interest Hedging Obligation is less than 12 months, then such interest Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner or Holdco (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);
(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;
(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4)    any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;
(5)    any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and
(6)    interest income reasonably anticipated by such Person to be received during the applicable four quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus
(4)     all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity Interests of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Equity Interests) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP. For the avoidance of doubt, distributions and charges with respect to the Preferred Securities will not be Fixed Charges.
“GAAP” means generally accepted accounting principles in the United States, applied in accordance with customary requirements thereof, as in effect from time to time.
“General Partner” means NRP (GP) LP, a Delaware limited partnership, and its successors as general partner of the Company.
The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.
“Guarantors” means any Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:
(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in, or to otherwise manage exposure to, interest rates with respect to Indebtedness incurred;
(2)    foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in, or to otherwise manage exposure to, currency exchanges rates with respect to Indebtedness incurred;
(3)    any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in, or to otherwise manage exposure to, the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and
(4)    other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.
“Holdco” means GP Natural Resource Partners LLC, a Delaware limited liability company.
“Holder” means a Person in whose name a Note is registered.
“Hydrocarbons” means coal, crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of bankers’ acceptances;

(4)    representing Capital Lease Obligations and Attributable Debt in respect of Sale and Leaseback Transactions;
(5)    representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or
(6)    representing any net Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of any other Person secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and
(3)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal or right of first offer be deemed to constitute a Lien.

“Make Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at March 15, 2019 (as set forth in the table under “—Optional Redemption,” excluding accrued and unpaid interest) plus (ii) any required interest payments due on such note through March 15, 2019 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and
(2)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:
(1)    the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale;
(2)    taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;
(3)    amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and
(4)    any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.
“Non-Guarantor Restricted Subsidiaries” means any Restricted Subsidiary that is not a Guarantor.
“Non-Recourse Debt” means Indebtedness:
(1)    as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions;
(2)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except for Customary Recourse Exceptions and as contemplated by clause (9) of the definition of Permitted Liens.
For purposes of determining compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.
“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.
“OpCo Consolidated EBITDA” means Consolidated EBITDA, but determined with respect only to the Non-Guarantor Restricted Subsidiaries on a consolidated basis.
“OpCo Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Non-Guarantor Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, but excluding Indebtedness owed to the Company or a Restricted Subsidiary.
“OpCo Leverage Ratio” means, as at any date of determination, the ratio of (1) OpCo Consolidated Total Indebtedness as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made to (2) OpCo Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Company, dated as of March 2, 2017, as in effect on the date of the indenture and as such may be further amended, modified or supplemented from time to time.
“Permitted Business” means:
(1)    the business of acquiring, leasing, managing, exploring, exploiting, developing, producing, operating and disposing of interests in coal, oil, natural gas, natural gas liquids, other Hydrocarbons, minerals, aggregates, sand, gravel, limestone or other products produced in association with any of the foregoing, or timberland or timber or forest products, or of creating and/or restoring wetlands and wetland credits;
(2)    the business of gathering, marketing, distributing, treating, processing, fractionating, handling, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of coal, oil, natural gas, natural gas liquids, other Hydrocarbons, minerals, aggregates, sand, gravel, limestone or related products obtained from unrelated Persons; and
(3)    any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) and (2) of this definition.
“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:
(1)    either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity

Interests” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;
(2)    if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests”; and
(3)    such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.
“Permitted Investments” means:
(1)    any Investment in the Company or in a Restricted Subsidiary of the Company (including through purchases of notes or other Indebtedness and otherwise permitted under the indenture);
(2)    any Investment in Cash Equivalents;
(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of the Company; or
(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)    any Investment made as a result of the receipt of non-cash consideration from:
(a)    an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”; or
(b)    pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;
(5)    any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;
(6)    any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;
(7)        Hedging Obligations permitted to be incurred under the “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests” covenant;
(8)    Permitted Business Investments;

(9)    Investments owned by any Person at the time such Person merges with or into the Company or a Restricted Subsidiary or is acquired by the Company or a Restricted Subsidiary, provided such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of the Company, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment; and
(10)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed the greater of $90.0 million or 5.0% of the Company’s Consolidated Net Tangible Asset determined at the time of such Investment; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary of the Company.
“Permitted Liens” means:
(1)    Liens securing any Indebtedness under any Credit Facility permitted to be incurred under the indenture;
(2)    Liens in favor of the Company or any Restricted Subsidiary;
(3)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;
(4)    Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;
(5)    any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;
(6)    Liens on any property or asset acquired, constructed or improved by the Company or any of its Restricted Subsidiaries, which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the fair market value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);
(7)    Liens existing on the date of the indenture;
(8)    Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(9)    Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10)    Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests”;
(11)    Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees, as the case may be;
(12)    Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “Certain Covenants—Liens”;
(13)    Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries;
(14)    Liens arising under operating agreements, joint venture agreements, partnership agreements, construction agreements, interconnection agreements, coal leases, mineral leases, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation, wheelage, handling, cutting, purchase, gathering, treating, processing, natural gas storage or exchange of coal, minerals, or oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other similar agreements arising in the ordinary course of the Company’s or any Restricted Subsidiary’s business that are customary in the Permitted Business; provided that any such Liens only attach to the assets covered by the applicable agreement and, in the case of operating agreements, joint venture agreements, partnership agreements and other similar agreements, the Equity Interests of the applicable joint venture, partnership or other Person that is the subject of such agreement;
(15)    Liens on pipelines or pipeline facilities or other facilities that arise by operation of law;
(16)    Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (16) does not exceed the greater of $50.0 million or 3.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence; and
(17)    any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (15) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)    the principal amount or accreted value of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (or has a final maturity date and Weighted Average Life to Maturity at least 91 days after the maturity date of the notes);

(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(4)    such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or other entity.
“Preferred Securities” means those certain Class A Convertible Preferred Units issued pursuant to the Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated March 2, 2017, by and among Natural Resource Partners L.P., BTO Carbon Holdings L.P., Blackstone Family Tactical Opportunities Investment Partnership ESC L.P., Goldentree 2004 Trust, Goldentree Insurance Fund Series Interests of the Sali Multi Series Fund L.P., San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System and GT NM, LP, and governed by the Partnership Agreement.
“Priority Indebtedness” means indebtedness for borrowed money that is (i) Indebtedness of the Company or any Restricted Subsidiary that is secured by a Lien on property or assets of the Company or a Restricted Subsidiary (other than a Permitted Lien described in clauses (2), (3), (4), (7), (11), (12), or (17) of the definition thereof), (ii) Indebtedness of the Company that is guaranteed by any Restricted Subsidiary (other than Finance Corp.) that is not a Guarantor or (iii) Indebtedness of any Restricted Subsidiary (other than Finance Corp.) that is not a Guarantor (other than indebtedness owed to the Company or another Restricted Subsidiary).
“Priority Indebtedness Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Priority Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Cash Flow of the Company for the four most recent fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Qualifying Owners” means (1) Corbin J. Robertson, Jr., his spouse, children, lineal descendants, and the heirs, estate or any trust for the benefit of any of the foregoing, or any entity controlled by any of the foregoing, and (2) any Beneficial Owners of Capital Stock of Holdco or the General Partner on the date of the indenture or any entity controlled by any of the foregoing.
“Rating Category” means:
(1)    with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and
(2)    with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).
“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB to B+ will constitute a decrease of one gradation.
“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”
“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.
“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of June 16, 2015, among NRP (Operating) LLC, certain other Subsidiaries of the Company as guarantors, Citibank, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.
“S&P” refers to S&P Global Ratings, or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary sells or transfers such property to a Person (other than the Company or a Restricted Subsidiary) in a transaction qualifying as an Asset Sale, and the Company or a Restricted Subsidiary leases it from such Person.
“Senior Debt” means:
(1)    all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;
(2)    any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and
(3)    all Obligations with respect to the items listed in the preceding clauses (1) and (2). Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:
(a)    any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or
(b)    any Indebtedness that is incurred in violation of the indenture.
For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.
“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2019; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail. The trustee shall have no responsibility to verify the Make-Whole Premium or Treasury Rate.
“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the General Partner or Holdco as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
(1)    except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;
(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and
(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except in each case to the extent such obligation is treated as a Restricted Payment or Permitted Investment otherwise permitted under the indenture.
In addition, as of the date of the indenture, each of BRP LLC, CoVal Leasing Company, LLC and NRP Oil and Gas LLC shall be deemed to be Unrestricted Subsidiaries without further action. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity Interests,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person, if any, that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences described herein. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.
We believe that the exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder’s basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.
We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

PLAN OF DISTRIBUTION
You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act;

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act); and

•	you are not a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities.
If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal.
We have agreed to pay all expenses incident to the exchange offer, other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any.

LEGAL MATTERS
The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS
The consolidated financial statements of Natural Resource Partners L.P. appearing in Natural Resource Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Natural Resource Partners L.P.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which, as to the report on the consolidated financial statements are based in part on the report of Deloitte & Touche LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The financial statements of Ciner Wyoming LLC, incorporated in this Prospectus by reference from Natural Resource Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.nrplp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. Such documents include:

•	Our annual report on Form 10-K for the year ended December 31, 2016, filed on March 6, 2017;

•	Our current reports on Form 8-K filed on February 23, 2017 and March 6, 2017 (excluding any information furnished under Item 2.02 or 7.01 in any such Current Report); and

•
any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those furnished to the SEC on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.
You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:
Natural Resource Partners L.P.
1201 Louisiana Street, 34th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 751-7507

ANNEX A: LETTER OF TRANSMITTAL
TO TENDER
OLD 10.500% SENIOR NOTES DUE 2022
OF
NATURAL RESOURCE PARTNERS L.P.
NRP FINANCE CORPORATION
PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED                , 2017
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON , 2017 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.
The Exchange Agent for the Exchange Offer is:
Wilmington Trust, National Association
(Exchange Agent/Depositary addresses)
By overnight delivery, courier or hand or certified or registered mail:
Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Workflow Management-5th Floor

By facsimile (for eligible institutions only):
(302) 636-4139
Attention: Workflow Management-5th Floor

For information or confirmation by telephone:
(302) 636-6470
If you wish to exchange old 10.500% Senior Notes due 2022 for an equal aggregate principal amount at maturity of new 10.500% Senior Notes due 2022 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the exchange agent prior to the expiration date.
The undersigned hereby acknowledges receipt and review of the Prospectus, dated               , 2017 (the “Prospectus”), of Natural Resource Partners L.P. and NRP Finance Corporation (collectively, the “Issuers”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange their issued and outstanding 10.500% Senior Notes due 2022 (the “old notes”) for a like principal amount of its 10.500% Senior Notes due 2022 (the “new notes”) that have been registered under the Securities Act, as amended (the “Securities Act”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.
The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program, or ATOP, of the Depository Trust Company, or DTC, pursuant to the procedures set forth in the prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.
BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
Ladies and Gentlemen:

(1)	By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

(2)
By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of old notes.

(3)
You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuers as to the terms and conditions set forth in the Prospectus.

(4)
By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission, or the SEC, including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

(5)	By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, whether or not you are the holder;

(b)	you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and
(d) you are not a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities.

(6)
If you were a broker dealer that would receive new notes for your own account in exchange for old notes that were acquired as a result of market making activities or other trading activities, you would be required to acknowledge, by tendering old notes in the Exchange Offer, that you would deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you would not be deemed to admit that you were an “underwriter” within the meaning of the Securities Act.

(7)	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy, and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations
Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 11:59 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders
Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders
All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions
The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender
No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Requests for Assistance or Additional Copies
Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal
Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery
There is no procedure for guarantee of late delivery in the Exchange Offer.
IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
Natural Resource Partners L.P.
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The partnership agreement of Natural Resource Partners L.P. provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was a partner, officer, director, employee, member, agent or trustee of any Group Member (as defined therein), the general partner or any Departing Partner or any affiliate of any Group Member, the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as a partner, officer, director, employee, member, fiduciary, agent or trustee of another person (“Indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership.
Natural Resource Partners L.P. is authorized to purchase (or to reimburse the general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner of Natural Resource Partners L.P. has purchased insurance, the cost of which is reimbursed by Natural Resource Partners L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.
NRP Finance Corporation
Section 145 of the General Corporation Law of the State of Delaware, among other things, empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party. to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of any such threatened, pending or completed action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Part II-1

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Also, the bylaws of NRP Finance Corporation provide for the indemnification of directors and officers of, and such directors and officers who serve at the request of, the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Item 21.	Exhibits and Financial Statement Schedules
(a) Exhibits
See Index to Exhibits on page II-6 for a list of exhibits filed as a part of this Registration Statement on Form S-4, which Index to Exhibits is incorporated herein by reference.

Item 22.	Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Part II-2

(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II-3

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on April 7, 2017.
NATURAL RESOURCE PARTNERS L.P.

By:        NRP (GP) LP,
its General Partner

By:        GP NATURAL RESOURCE PARTNERS LLC,
its General Partner

By:        /s/ Corbin J. Robertson, Jr.
Name:    Corbin J. Robertson, Jr.
Title:    Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wyatt L. Hogan, Craig W. Nunez, and Kathryn S. Wilson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Corbin J. Robertson, Jr.	Chief Executive Officer and Chairman	April 7, 2017
Corbin J. Robertson, Jr.	of the Board of Directors of
GP Natural Resource Partners LLC
(Principal Executive Officer)

/s/ Craig W. Nunez	Chief Financial Officer and Treasurer	April 7, 2017
Craig W. Nunez	of GP Natural Resource Partners LLC
(Principal Financial Officer)

/s/ Christopher J. Zolas	Chief Accounting Officer	April 7, 2017
Christopher J. Zolas	of GP Natural Resource Partners LLC
(Principal Accounting Officer)

Part II-4

/s/ Robert T. Blakely	Director of GP Natural Resource Partners LLC	April 7, 2017
Robert T. Blakely

/s/ Russell D. Gordy	Director of GP Natural Resource Partners LLC	April 7, 2017
Russell D. Gordy

/s/ L.G. (Trey) Jackson	Director of GP Natural Resource Partners LLC	April 7, 2017
L.G. (Trey) Jackson

/s/ Robert B. Karn III	Director of GP Natural Resource Partners LLC	April 7, 2017
Robert B. Karn III

/s/ Jasvinder S. Khaira	Director of GP Natural Resource Partners LLC	April 7, 2017
Jasvinder S. Khaira

/s/ S. Reed Morian	Director of GP Natural Resource Partners LLC	April 7, 2017
S. Reed Morian

/s/ Richard A. Navarre	Director of GP Natural Resource Partners LLC	April 7, 2017
Richard A. Navarre

/s/ Corbin J. Robertson, III	Director of GP Natural Resource Partners LLC	April 7, 2017
Corbin J. Robertson, III

/s/ Stephen P. Smith	Director of GP Natural Resource Partners LLC	April 7, 2017
Stephen P. Smith

/s/ Leo A. Vecellio, Jr.	Director of GP Natural Resource Partners LLC	April 7, 2017
Leo A. Vecellio, Jr.

Part II-5

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on April 7, 2017.
NRP FINANCE CORPORATION

By:        /s/ Wyatt L. Hogan
Name:    Wyatt L. Hogan
Title:     President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wyatt L. Hogan, Craig W. Nunez, and Kathryn S. Wilson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Wyatt L. Hogan	Director and President
Wyatt L. Hogan	(Principal Executive Officer)	April 7, 2017

/s/ Craig W. Nunez	Chief Financial Officer, Treasurer and Director
Craig W. Nunez	(Principal Financial Officer)	April 7, 2017

/s/ Christopher J. Zolas	Chief Accounting Officer
Christopher J. Zolas	(Principal Accounting Officer)	April 7, 2017

Part II-6

INDEX TO EXHIBITS

Exhibit No.		Description
3.1	—	Certificate of Limited Partnership of Natural Resource Partners L.P. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-86582) filed April 19, 2002).
3.2	—
Fifth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated as of March 2, 2017 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on March 6, 2017).

3.3	—	Certificate of Incorporation of NRP Finance Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (File No. 333-195893) filed on May 12, 2014).
3.4	—	Bylaws of NRP Finance Corporation (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 (File No. 333-195893) filed on May 12, 2014).
4.1	—
Indenture, dated March 2, 2017, by and among Natural Resource Partners L.P. and NRP Finance Corporation, as issuers, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed on March 6, 2017).

4.3	—	Form of 10.500% Senior Notes due 2022 (contained in Exhibit 1 to Exhibit 4.1 hereto).
4.4	—
Registration Rights Agreement, dated March 2, 2017, by and among Natural Resource Partners L.P., NRP Finance Corporation and the holders named therein (incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K filed on March 6, 2017).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby.
12.1*	—	Computation of Ratios of Earnings to Fixed Charges.
21.1*	—	List of Subsidiaries of Natural Resource Partners L.P.
23.1*	—	Consent of Ernst & Young LLP.
23.2*	—	Consent of Deloitte & Touche LLP.
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).
24.1*	—	Powers of Attorney (included on the signature pages of this registration statement).
25.1*	—	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association.

*	Filed herewith.

Part II-7